CO-BRANDING SUPPLY AGREEMENT




         This agreement ("Agreement") is made and entered into as of this 10th day of February, 2005, ("Effective Date") by and between Source Direct Holdings, Inc., a Nevada corporation with its principal office located at 2345 N. Woodruff, Idaho Falls, Idaho 83401 (hereinafter referred to as "Distributor"), and Fusion Packaging Solutions, Inc., an Idaho corporation, with principal offices located at 345 Karcher Road, Nampa, Idaho 83687 (hereinafter referred to as "Seller").


                                     RECITAL


                  WHEREBY Seller and Distributor currently produce various products used in connection with the maintenance and upkeep of motorized vehicles;

                  WHEREBY Seller and Purchaser hereby desire to enter into an agreement whereby Seller manufacturers a product which is co-branded and sold to National Mass Merchandisers;

                  NOW, THEREFORE, in consideration of the foregoing and the covenants and conditions set forth below, on the terms and subject to the conditions set forth herein, Distributor and Seller agree as follows:


1.                Supply Relationship.

(a) Seller offers to sell and ship to Distributor certain products for resale as set forth on Exhibit A, attached hereto and incorporated herein by reference. The product shall be sold and marketed in connection with Distributor's products, as set forth on Exhibit B and incorporated herein by reference (the product on Exhibit A and Exhibit B collectively referred to herein as "Product"). Distributor hereby agrees that the Products shall be labeled as mutually agreed upon by Seller and Distributor and Seller shall be responsible for labeling such Products. Exhibits A and B may be modified, in writing, by the parties from time to time.

(b) Distributor hereby agrees to market and distribute such Products for sale only to National Mass Merchandisers ("Customers"). Distributor hereby agrees that Seller is the exclusive manufacturer of the Product.

(c) Distributor hereby agrees that all orders will be placed pursuant to a written purchase order delivered by Distributor to Seller by fax, e-mail or US mail. All orders must be in truck load quantities and all orders must have a minimum order volume of 835 cases. Seller hereby agrees to use commercially reasonable efforts to satisfy the volume placed in such purchase orders; provided, however, a failure on the part of

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     Seller to be able to supply  all  Product  ordered  does not  constitute  a breach hereunder.

(d) Distributor hereby represents and warrants that it has all permits and licenses necessary to distribute the Product. Distributor further represents and warrants that it will comply with all federal, state and local laws and rules in its performance under this Agreement. Distributor represents and warrants that the Products listed on Exhibit B comply with all federal, state and local laws and regulations and do not create any trademark, trade dress, copyright, or patent infringement. Seller represents and warrants that the Products listed on Exhibit A comply with all federal, state and local laws and regulations and do not create any trademark, trade dress, copyright, or patent infringement.

2. Payment. Seller shall provide an invoice to Distributor setting forth all amounts due to Seller from Distributor. The entire gross invoice amount to Distributor with respect to Products shall be paid to Seller within 15 days of Distributor receipt of invoice. Distributor shall pay such invoices by wire transfer or check.

3.   Pricing Terms.

(a) The prices to Distributor for Products shall be those set between Distributor and Seller and memorialized on Exhibit C. All prices are FOB plant. After the Term, Seller shall have the right to change price on any Products based upon its business judgment and market conditions including, but not limited to, price fluctuations in ingredient or packaging material costs, availability of raw ingredients or other materials necessary for the manufacture of the Product, or changes in operating costs. Such changes shall be effective no less than ninety (90 days) following the delivery of said written notice of any price change to Distributor.

(b) All charges for delivery and freight shall be paid by Distributor directly to the carrier. The prices offered or quoted by Seller to Distributor shall not include any duties, sales, excise, or similar taxes and charges which are now, or may hereafter be, levied, imposed or charged (whether by federal, state, municipal or other public authority) with respect to the sales of the Product hereunder.

4. Payment Security. Prior to any placement of a Distributor order by Distributor, Distributor shall secure an irrevocable letter of credit with a financial institution, agreed to by Seller in its sole and absolute discretion, naming Seller as the beneficiary in the aggregate amount of Seventy-five Thousand Dollars ($75,000) (the "Letter of Credit"). The Letter of Credit must permit partial and entire withdrawals. Seller shall have the right to draw on the Letter of Credit for all amounts set forth on the unpaid invoices which are not paid within the time frame as set forth in Section 2 hereof. In the event Seller draws on the Letter of Credit, Seller shall have the option, in its sole and absolute discretion, to immediately terminate this Agreement and the timeframes set forth herein shall apply.

5. Deliveries. All shipments of Products will be by common or contract carrier, and title and risk of loss or damage to Products shall pass to Distributor upon delivery thereof by Seller to the carrier.

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6.   Forecasts  and Lead  Times.  Distributor  shall  provide  to  Seller,  on a quarterly basis based upon a calendar year, a rolling sixteen (16) week forecast of Products to be ordered by Distributor. As long as all orders comply with the forecasts provided to Seller by Distributor, Seller shall make Products ordered by Distributor available, F.O.B. plant within four
     (4) to Six (6) weeks after Seller's acknowledgment of a purchase order.

7. Term. The term of this Agreement shall be for one (1) year commencing on the Effective Date ("Effective Date") and shall automatically renew for subsequent terms thereafter unless terminated as provided below.

8. Ride to the Wall. The parties hereby agree that five percent (5%) of the gross sales proceeds (less any taxes paid) from the product "Pig Spit" shall be contributed to the non-profit corporation, Ride to the Wall, Inc. (the "Ride to the Wall Donation"). Distributor shall report to Seller on a calendar quarterly basis the amount of the gross sales proceeds (less any taxes paid) and the amount of the Ride to the Wall Donation for that quarter. Seller shall then pay the Ride to the Wall Donation to Ride To The Wall, Inc. and shall then add the Ride to the Wall Donation to the subsequent invoice. Failure on Distributor's part to pay the Ride to the Wall Donation shall be a breach of this Agreement. Any tax benefits or liabilities as a result of such contribution shall be borne by the Seller and Seller shall have no liability to Distributor for any tax consequences. Seller hereby in no way represent or warrants that any tax benefits or liabilities are available to Distributor as a result of such contribution and Distributor shall consult its tax consultants regarding the same. Distributor hereby in no way represent or warrants that any tax benefits or liabilities are available to Seller as a result of such contribution and Seller shall consult its tax consultants regarding the same

9. Termination. Either party may terminate this Agreement, in whole or as to any particular Product, at any time under one of the following options in which event the terms of this Section 9 shall apply:

(a) without cause upon ninety (90) days' advance written notice to the other party;

(b) immediately if the other party is or shall: (i) be or become insolvent or unable to pay its debts as they mature within the meaning of the United States Bankruptcy Code or any successor statute; or (ii) make an assignment for the benefit of its creditors; or (iii) file or have filed against it, voluntarily or involuntarily, a petition under the United States Bankruptcy Code or any successor statute unless such petition is stayed or discharged within ninety (90) days; or (iv) have a receiver appointed with respect to all or substantially all of its assets;

(c) except as set forth in Section 4 hereof, upon thirty (30) days notice if the other party fails to fulfill any material obligation on its part to be performed under this Agreement, or is determined to be in breach of its representations and warranties in this Agreement in any material respect, provided the breaching party has not cured the breach within the thirty
     (30) days to the sole, reasonable satisfaction of the non-breaching party; provided, however, that there shall not be a default within the meaning of this Section 8 if the breaching party promptly commences to cure such breach within such thirty (30) day period and thereafter diligently pursues


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     such cure to completion; provided further, however, that the period of cure shall in no event exceed sixty (60) days.

          In the event of Termination, notice to the other party shall be sent via first class mail and certified mail to the address listed on page 1. If to Distributor: send notices to the attention of Deren Z. Smith and if to
     Seller: send to the attention of Andrew B. Haroian. Notice shall be deemed received four (4) calendar days after deposit into first class mail.

          Upon termination of this Agreement for any reason, all prices shall remain at the same level they were when notice was provided through the date of termination. In the event this Agreement is terminated in whole or as to any particular Product without cause, Distributor shall order through a wholesaler, or directly from Seller, the existing supply of packed, labeled and cased salable Products up to a 90 day supply. For greater clarity, Distributor agrees to purchase at least an average of ninety (90) day supply of Product calculated by summing the Products purchased by Distributor during the immediately preceding four (4) fiscal quarters and dividing that sum by four (4). In the event of a termination pursuant to
     Section 4 hereof, Seller shall have the right, in order to protect its trademark and trade dress to satisfy all orders placed by Customers to Distributor and recover all payments from the Customers paid therefore. In the event Customers already paid such payment to the Distributor, Seller shall have the right to draw the amount paid by the Customers for the Product under the Letter of Credit.

10.  Indemnification.

a. Distributor Indemnification. Distributor agrees to indemnify, defend and hold Seller, its affiliates, directors, associates, agents, and representatives harmless from and against any and all claims, demands, liabilities, damages, losses, costs and expenses, including, without limitation, costs and expenses of investigation and settlement and attorneys' fees and expenses (collectively, "Claims"), to the extent such Claims are alleged to arise from: (i) any act or omission by Distributor, or its agents and/or brokers, relating to or affecting the condition, quality or character of any Product; (ii) the formulation of any Product done at the direction of Distributor violating any patent, trade secret or other proprietary right of any third party; (iii) trademark, copyright, trade dress or patent infringement on any trademark, copyright, trade dress or patent licensed to Seller by Distributor under this Agreement, (iv) a defect in the formulation of any Product done at the direction of the Distributor causing illness, personal injury or death; (v) the formulation of any Product by Distributor violating any applicable federal or state food and drug or consumer safety law; or (vi) Distributor's performance under this Agreement or a breach by Distributor of any of its representations, warranties, covenants or obligations under this Agreement. Seller shall have the right to actively participate in the defense of any Claim including, selection of counsel, formulation of strategy, and approval of any settlement reached. This provision shall survive termination of this Agreement.

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b.   Seller  Indemnification.  Seller  agrees  to  indemnify,  defend  and  hold
     Distributor,   its   affiliates,   directors,   associates,   agents,   and
     representatives harmless from and against any and all claims (as defined above), to the extent such Claims are alleged to arise from: (i) any act or omission by Seller, or its agents and/or brokers, relating to or affecting the condition, quality or character of any Product; (ii) the formulation of any Product done at the direction of Seller violating any patent, trade secret or other proprietary right of any third party; (iii) trademark, copyright, trade dress or patent infringement on any trademark, copyright, trade dress or patent licensed to Distributor by Seller under this Agreement, (iv) a defect in the formulation of any Product done at the direction of the Seller causing illness, personal injury or death; (v) the formulation of any Product by Seller violating any applicable federal or state food and drug or consumer safety law; or (vi) Seller's performance under this Agreement or a breach by Seller of any of its representations, warranties, covenants or obligations under this Agreement. Distributor shall have the right to actively participate in the defense of any Claim including, selection of counsel, formulation of strategy, and approval of any settlement reached. This provision shall survive termination of this Agreement.

11. Insurance. Distributor shall maintain (and shall cause each of its agents, independent contractors and subcontractors performing any services hereunder to maintain) at all times at its sole cost and expense at least the following insurance covering its obligations under this Agreement:

a. Commercial Liability Insurance. Commercial General Liability including but not limited to (i) injury to person, (ii) damage to property, (iii) contractual liability coverage, (iv) personal and advertising injury liability (v) products liability coverage including a broad form vendor's endorsement (additional insured-vendor), in an amount not less than Five Million Dollars ($5,000,000) for each occurrence listing Seller as an additional insured.

b. Worker's Compensation and Business Automobile Liability Insurance. Distributor shall maintain or cause each of its agents, independent contractors and subcontractors performing any services hereunder to maintain Worker's Compensation at statutory limits and Employer's Liability at limits not less than One Million Dollars ($1,000,000) and Business Automobile Liability for owned, hired, and non-owned vehicles in an amount not less than Two Million Dollars ($2,000,000) for each accident listing Seller as an additional insured.

          This insurance shall be issued by companies licensed to do business in the state(s) where services are rendered. Upon execution of this Agreement and PRIOR to commencement of this Agreement, Distributor shall provide to Seller a Certificate of Insurance which shall indicate all insurance coverage required by the provisions herein and that Seller will be provided with thirty (30) days' written notice prior to substantial modification or cancellation of such policy. Such Certificate of Insurance shall be updated annually and shall be sent to: Andrew B. Haroian.


          Failure  by   Distributor  to  require  and  verify  and  monitor  its
     co-packers (if approved), agents, independent contractors and subcontractors compliance with the insurance requirements will be considered a breach of this Agreement.

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12.  Intellectual  Property.  It is  understood  and agreed by and  between  the parties hereto that Distributor shall have a revocable right for the Term to use the label, design, trademark, and trade name used on the Products listed on Exhibit A and that Seller shall have a right to use for the Term the label, design, trademark, and trade name used on the Products listed on Exhibit B, including but not limited to the right to use Distributor's label, design, trademark, and trade name used on the Products listed on Exhibit B to satisfy any and all unsatisfied orders by Customer in the event this Agreement is terminated and any orders are outstanding or unsatisfied. However, the parties hereby agree that in the event this Agreement is terminated, Seller shall own all label, design, trademark, and trade name used on the Product listed on Exhibit A, and except as expressly set forth herein, Distributor shall own all label, design, trademark, and trade names used in the Products listed on Exhibit B. All art, plates, negatives or designs prepared for the Product shall be the property of Seller and shall remain Seller's property upon notice of termination of this Agreement by either party. It is expressly agreed and understood that these items are inherent in the cost of doing business, and Seller shall not reimburse Distributor for these items.

13. Supplies. Seller reserves the right to purchase and sell, as necessary to fulfill existing purchase orders, all packaging supplies for its Products, labels, cartons, boxes, or bags. These supplies are the property of Seller. No Products, trademarks, titles or prepacked labeled merchandise of Seller may be sold, salvaged, exported, or used by Distributor without written consent of Seller.

14. Amendments and Conflicting Terms. Provisions of this Agreement may be modified, amended or waived only by a written document specifically identifying this Agreement and signed by an authorized representative of each party. Without limitation, to the extent the terms and conditions or spirit of this Agreement conflict with the terms and conditions on any purchase order, shipping order form, bill of lading, receipt or the like, the terms and conditions of this Agreement shall be controlling.

15. Assignment. This Agreement is binding upon the parties hereto, their successors and assigns. Notwithstanding anything to the contrary, in the event of sale, dissolution, acquisition, or merger of Distributor, Seller shall be notified pursuant to Section 9 within thirty (30) days and may, at its sole option, elect to terminate this Agreement. This Agreement may not be otherwise assigned without the prior written consent of Distributor or Seller as the case may require.

16. Attorneys' Fees. In the event of any claim, dispute, or legal proceeding arising out of or relating to this Agreement, the party prevailing in such dispute shall be entitled to recover all reasonable fees and expenses (including, without limitation, costs of investigation, reasonable attorneys' fees and litigation expenses) incurred in connection therewith.

17.  Authorized  Representatives.   The  undersigned  represent  that  they  are
     authorized to execute this Agreement on behalf of the parties named herein.

18. Confidentiality. Seller and Distributor agree that in the course of dealing between the parties, each party may acquire Confidential Information. Each party shall take all commercially reasonable affirmative steps to prevent disclosure of the other party's Confidential Information and maintain all Confidential Information, whether obtained either directly or incidentally and regardless of its form, confidential and safe from accidental or

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     purposeful  disclosure  to any third  party.  Each party will  disclose the other party's Confidential Information only to those of its employees, agents, attorneys, consultants, representatives, brokers, subcontractors, or independent contractors ("Agents") shall be responsible and liable for any unauthorized disclosure by its Agents. Each party shall make all reasonable efforts (including the design and implementation or use of an existing procedure for handling Confidential Information) to safeguard the other party's Confidential Information from disclosure to unauthorized
     individuals  and  for  as  long  as  the  information   disclosed   remains
     Confidential Information. For the purpose of this Contract, "Confidential Information" shall mean the terms and provisions of the Agreement and all information received by either party or either party's Agent (i) that is not generally known in the industry in which the other party is or may become engaged, or (ii) which is marked "confidential" and/or "proprietary" about the other party's processes, services and products, including,
     without  limitation,   information   relating  to  research,   development,
     inventions, manufacturing process, accounting, engineering, marketing, merchandising and selling, as well as customers and potential customers. The restrictions herein shall not apply with respect to Confidential Information which (i) is already available to the public; (ii) becomes available to the public through no fault of the receiving party, its employees or associates; (iii) is already known to the receiving party as shown by written records in the receiving party's possession at the time that the Confidential Information was received, provided that the source of such information was not bound by a confidentiality agreement with another
     party;   or  (iv)  the  receiving  party  is  required  to  disclose  by  a governmental or judicial entity, provided that the receiving party notifies the disclosing party of the pending disclosure prior to such disclosure. This section shall survive the termination of this Agreement.

19. Counterparts and Imaging. This Agreement may be executed in counterparts, each of which shall be deemed original, but all of which taken together shall constitute one and the same instrument.

20. Embargo or Bans. Seller shall not be liable for product or packaging not delivered to Distributor as a result of any government embargo, ban, prohibition or condemnation.

21. Force Majeure. Neither party shall be deemed to be in default of its obligations hereunder (other than the obligation to make payments) to the extent any delay in its performance is caused by or is the result of factors beyond its reasonable control, including, without limitation, fire, explosion, accident, riot, flood, drought, storm, earthquake, lightning, frost, civil commotion, sabotage, vandalism, smoke, hail, embargo, act of God or of a public enemy, other casualty, strike or lockout, (collectively, an event of "Force Majeure"). Upon the occurrence of an event of Force Majeure that prevents Seller from supplying any Product to Distributor or otherwise perform its obligations hereunder (including making required payments) under the terms hereof, and without limiting Distributor other rights hereunder to use alternative sellers. Without limiting any rights a party may otherwise have hereunder to terminate this Agreement, if either party is unable to perform its obligations under this Agreement for at least thirty (30) consecutive days due to an event of Force Majeure, either party may terminate this Agreement by delivery of a written notice to such affect to the other party. In the event of any such termination of obligations hereunder due to an event of Force Majeure, neither party shall be liable for any damages to the other party resulting solely from such non-delivery or termination.

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22.  Governing  Law. This  Agreement  shall be construed in accordance  with and governed by the internal laws, and not the laws of conflicts or choice of laws, of the State of Idaho.

23. Headings. The titles or section headings of the various provisions of this Agreement are intended solely for convenience and ease of reference and shall not in any manner amplify, limit, modify or otherwise be used in, the interpretation of any such provisions.

24. Modifications and Amendments. Except as otherwise provided herein, provisions of this Agreement may be modified, amended or waived only by a written document specifically identifying this Agreement and signed by an executive officer of each of the parties. Without limitation, to the extent the terms and conditions or spirit of this Agreement conflict with the terms and conditions on any purchase order, shipping order form, bill of lading, receipt or the like, the terms and conditions of this Agreement shall be controlling.

25. No Waiver. The failure of either party at any time to require performance by the other party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

26. Severability. Any provision of this Agreement that is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction only, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

27. Survival. All covenants, conditions, warranties, uncompleted obligations and indemnifications contained in this Agreement which may involve performance subsequent to any termination of this Agreement, or which cannot be ascertained or fully performed until after termination of this Agreement shall survive. 28. Entire Agreement. This Agreement, including without limitation the referenced Exhibits, constitute the entire agreement between the parties with respect to the subject matter hereof.

         IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date.




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SOURCE DIRECT HOLDINGS, INC.              FUSION PACKAGING SOLUTIONS, INC.



BY:       /s/ Deren Z. Smith
Name:     Deren Z. Smith
Title: President                          BY: /s/
                                          Name:    Andrew B. Haroian
                                          Title: President



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